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                                                                Exhibit 99(d)(3)

                                                                    CONFIDENTIAL

                                  WAIVER LETTER
                                                                    May 4, 2001

BNP Paribas
16, Boulevard des Italiens
75009 Paris, France

Ladies and Gentlemen:

      Reference is made to the Standstill and Governance Agreement, dated as of November 1, 1998 (as amended, supplemented or otherwise modified from time to time, the "Standstill Agreement"), between BancWest Corporation (formerly known as First Hawaiian, Inc.), a Delaware corporation (the "Company"), and BNP Paribas (formerly known as Banque Nationale de Paris), a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP"). Capitalized terms not otherwise defined in this Waiver Letter have the same meanings as specified in the Standstill Agreement.

      A. PRELIMINARY STATEMENTS

      1. Pursuant to Article II of the Standstill Agreement, until November 1, 2002, BNP is subject to certain Acquisition Restrictions which restrict its ability to, among other things, acquire or propose to acquire additional Voting Securities of the Company or make a Company Transaction Proposal.

      2. Notwithstanding the foregoing restrictions, pursuant to Section 2.2(c) of the Standstill Agreement, BNP may at any time submit a confidential Business Combination Proposal for the Company so long as such proposal is delivered only to the Executive Committee in a manner which does not require public disclosure thereof and BNP and its representatives keep confidential and refrain from disclosing to any other Person the fact that they have made such a Business Combination Proposal or any of the terms thereof.

      3. The Executive Committee has heretofore created a special committee of Independent Directors (the "Special Committee") and granted it full authority to, among other things, respond to exploratory discussions with respect to the possibility of BNP making a Business Combination Proposal and, if so, the possible terms thereof.

      4. On the basis of those exploratory discussions, the Special Committee has unanimously determined that it is in the best interests of the Company and the holders of the Company Common Stock to authorize BNP to make such a Business Combination Proposal on terms consistent with the exploratory discussions between BNP and the Special Committee.

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      B. WAIVER

      1. Based upon the foregoing determination of the Special Committee, directors constituting a majority of the Independent Directors currently in office and who, together with the Class A Directors, constitute a majority of the entire Board, acting pursuant to Section 6.5 of the Standstill Agreement, have approved this letter, and by its signature below, the Company hereby waives
Article II of the Standstill Agreement solely to the extent necessary to allow BNP to submit a Business Combination Proposal to the Special Committee (on terms consistent with the exploratory discussions that have taken place) for its consideration and, if the Special Committee so elects, to the full Board for its consideration.

      2. It is further understood and agreed that any disclosure made by BNP in accordance with and as required by the Exchange Act with respect to the making of such Business Combination Proposal shall not constitute a violation of the Standstill Agreement, provided that prior to making such disclosures BNP shall use its reasonable best efforts to furnish copies thereof to the Special Committee or its representatives and provide them with a reasonable opportunity to review and comment thereon.

      C. MISCELLANEOUS

      The waiver set forth herein is limited in effect, shall apply only as expressly set forth herein and shall not constitute or be deemed to be a waiver of or consent under any other provision of the Standstill Agreement or to any Business Combination Proposal other than that set forth in the Draft Letter. The Standstill Agreement shall otherwise remain in full force and effect in all respects.

      This Waiver Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of a signature page to this Waiver Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Waiver Letter.

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      This Waiver Letter shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

                                                BANCWEST CORPORATION


                                                By: /s/ Walter A. Dods, Jr.
                                                    -----------------------
                                                    Name:
                                                    Title:

Agreed to as of the date first above written:

BNP PARIBAS


By: /s/ Pierre Mariani
   ----------------------------------------------
   Name:  Pierre Mariani
   Title: Head of International Retail Banking